SIDE LETTER AGREEMENT


                  This SIDE LETTER AGREEMENT (this "Agreement"), dated as of November 3, 1997, by and between Commercial Assets, Inc., a Maryland corporation (the "Company") and PaineWebber Incorporated (the "Initial Purchaser").

                  WHEREAS, Structured Mortgage Trust 1997-2, (the "Issuer"), a business trust established under the laws of the State of Delaware pursuant to a Trust Agreement, dated November 3, 1997, by and between Wilmington Trust Company, a Delaware bank and trust corporation, as Owner Trustee, and CAX DTR Securitization Corp., a Delaware corporation ("QRS"), as depositor, proposes to sell to the Initial Purchaser the respective classes of collateralized notes that are identified in Schedule I hereto (collectively, the "Notes") pursuant to a Note Purchase Agreement, dated as of November 3, 1997, among the Issuer, QRS, and the Initial Purchaser (the "Note Purchase Agreement") for consideration and on terms set forth therein and in a document ancillary thereto (as described therein). The Notes are to be issued pursuant to an indenture (the "Indenture"), to be dated as of November 3, 1997, by and between the Issuer and LaSalle
National Bank, a national banking association, as indenture trustee (the "Indenture Trustee");

                  WHEREAS, the Notes will be secured by, and interest on and principal of the Notes will be paid out of the cash flow from and after (but not including distributions made on) the November 1997 Certificate Distribution Date from $50,974,526 aggregate principal amount of Daiwa Securities America Inc. Multifamily First Loss Ownership Securities ("Multifamily FLOWS_") Series 1994-Multifamily FLOWS_-1 pass-through certificates (the "Collateral");

                  WHEREAS, the Collateral will be transferred from the Company to QRS pursuant to a Contribution Agreement, dated as of November 3, 1997 (the "Contribution Agreement"), between QRS, as contributee, and the Company, as contributor. QRS will then transfer the Collateral to the Issuer pursuant to the Trust Agreement in exchange for all of the equity of the Issuer;

                  WHEREAS, the contemplated transactions, as described above, are in the commercial interest of the Company;

                  WHEREAS, the parties hereto desire to provide a fuller indemnity for the Initial Purchaser with regard to its purchase of the Notes than the Contribution Agreement, the Trust Agreement, or the Note Purchase Agreement currently provide for;

                  WHEREAS, each of the Issuer and QRS (each, along with the Company, an "Indemnifying Party") have, as set forth in Section 8 of the Note



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Purchase  Agreement,  jointly and  severally  agreed to indemnify (or in certain circumstances, make contributions to) and hold harmless the Initial Purchaser, its affiliates, and the respective directors, officers, agents and employees of the Initial Purchaser and its affiliates and each other entity or person, if any, controlling the Initial Purchaser or any of its affiliates (as such term "control" is used in either Section 15 of the 1933 Act or Section 20 of the 1934
Act) under a number of situations and subject to certain conditions;

                  WHEREAS, the parties hereto desire to provide for mutual rights of indemnification on terms substantially similar to those contained in the Note Purchase Agreement; and

                  WHEREAS, capitalized terms used but not otherwise defined herein shall have the respective meanings assigned to them in the Indenture.

                  NOW, THEREFORE, in consideration of the foregoing, and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

                  1.       Indemnification and Contribution.

                  (a) The Company hereby agrees to indemnify (or in certain circumstances, make contributions to) and hold harmless the Initial Purchaser, its affiliates, and the respective directors, officers, agents and employees of the Initial Purchaser and its affiliates and each other entity or person, if any, controlling the Initial Purchaser or any of its affiliates (as such term "control" is used in either Section 15 of the 1933 Act or Section 20 of the 1934
Act), to the same extent as the obligations of each Indemnifying Party under the indemnity and contribution referenced in the sixth WHEREAS clause of this Agreement. This indemnity will be in addition to, and shall not lessen or modify the provisions of, any indemnification or contribution obligation of any other party to the Initial Purchaser.

                  (b) The Initial Purchaser hereby agrees to indemnify and hold harmless the Company and each person, if any, who controls the Company (as such term "control" is used in Section 15 of the 1933 Act or Section 20 of the 1934
Act), to the same extent as the Initial Purchaser's obligations to the Indemnifying Parties under the indemnity and contribution referenced in the sixth WHEREAS clause of this Agreement, but only with respect to written information furnished to the Company by the Initial Purchaser specifically for use in connection with the preparation of the Private Offering Memorandum with respect to the Notes or notes substituted therefor (the "Private Offering Memorandum"). This indemnity will be in addition to, and shall not lessen or modify the provisions of, any indemnification or contribution obligation of the Initial Purchaser by any other party.

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                  2. Representations and Covenants of the Company.

                  (a) The Company hereby covenants that it will render any assistance requested, appropriate, or necessary to draft, and will carefully examine the Private Offering Memorandum and all amendments and supplements thereto which are drafted, and will have complied or will comply with all agreements and have satisfied or will satisfy all conditions on its part to be performed or satisfied prior to, upon, or after the Closing Date set forth in the Related Agreements, that it will represent and warrant that the Private Offering Memorandum, when finalized, and as then amended or supplemented, contains no untrue statement of a material fact and does not omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading, except that no such representation or warranty shall be required as to statements contained in or omitted from the Private Offering Memorandum in reliance upon and in conformity with information furnished in writing to the Company by the Initial Purchaser specifically for use in the Private Offering Memorandum and any amendment or supplement thereto.

                  (b) If, at any time prior to the completion of the sale of the Notes by the Initial Purchaser, any event occurs as a result of which the Private Offering Memorandum, as then amended or supplemented, would include any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, the Company will promptly notify the Initial Purchaser, and the Company, in conjunction with QRS and the Issuer, shall prepare to furnish to the Initial Purchaser, in accordance with Section 4 of the Note Purchase Agreement, an amendment or supplement to the Private Offering Memorandum that will correct such statement or omission and shall furnish to the Initial Purchaser, without charge, copies of the Private Offering Memorandum (including all exhibits and documents incorporated by reference therein) and the Indenture and all amendments or supplements to such documents, in each case as soon as available and in such quantities as the Initial Purchaser may reasonably request.

                  (c) The Company will immediately inform the Initial Purchaser, the Company, and the Issuer (i) of the receipt by it of any communication from the Securities and Exchange Commission or any state securities authority concerning the offering or sale of the Notes, and (ii) of the commencement of any lawsuit or proceeding to which the Company, QRS, the Issuer, the Initial Purchaser, the Owner Trustee or the Indenture Trustee is a party relating to the offering or sale of the Notes.

                  (d) To the extent, if any, that the rating ultimately assigned to the Notes by Duff & Phelps Credit Rating Co. or another statistical rating agency which initially rates the Notes is conditional upon the furnishing of documents or the taking of any other actions by the Company, the Company shall use its best efforts to furnish such documents, or cause such documents to be furnished, and take any such other actions.

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

                  (e) During the period referred to in clause (b), the Issuer will, at the Initial Purchaser's request, furnish through the Initial Purchaser to any prospective purchaser of Notes from the Initial Purchaser such information as is required to be delivered to such prospective purchaser pursuant to Section 7(e) of the Note Purchase Agreement.

                  (f) The Company shall be responsible for and shall pay all of the fees, disbursements and expenses of the Company and QRS's counsel and accountants.

                  3. Survival of Certain Representations and Obligations. The respective representations, warranties, agreements, covenants, indemnities and other statements of the Company or the Initial Purchaser, and their respective officers and agents, set forth in, or made pursuant to, this Agreement shall remain in full force and effect, regardless of any investigation, or statement as to the result thereof, made by or on behalf of either the Company or the Initial Purchaser, or any of their respective officers or directors or any controlling person of any of the foregoing, and shall survive the delivery of and payment for the Notes. The provisions of Sections 1, 2 and 3 hereof shall survive the termination or cancellation of this Agreement.

                  4. Notices. All communications hereunder will be in writing and effective only on receipt, and, if sent to the Initial Purchaser, will be mailed, delivered or telecopied to

                  PaineWebber Incorporated
                  1285 Avenue of the Americas, 19th Floor
                  New York, New York 10019
                  Telecopy:  (212) 917-7957
                  Telephone: (212) 713-7953
                  Attention: Steven J. Plust

                  with a copy to:

                  O'Melveny & Myers LLP
                  153 East 53rd Street
                  New York, New York 10022
                  Telephone: (212) 326-2197
                  Telecopy:  (212) 326-2061
                  Attention: Gary Barnett, Esq.

or, if sent to the Company, will be mailed, delivered or telecopied to it at:

                  Commercial Assets, Inc.
                  3410 S. Galena Street, Suite 210
                  Denver, Colorado 80231
                  Telephone: (303) 614-9400
                  Facsimile: (303) 614-9401
                  Attention: Kevin Nystrom

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

                  with a copy to:

                  Bartlit Beck Herman Palenchar & Scott
                  511 Sixteenth Street, Suite 700
                  Denver, Colorado 80202
                  Telephone: (303) 592-3100
                  Facsimile: (303) 592-3140
                  Attention:  James L. Palenchar, Esq.

                  5.       Applicable Law; Counterparts; Integration.

                  (a) THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, AND REFLECTS THE FULL UNDERSTANDING OF THE PARTIES HERETO WITH RESPECT TO THE MATTERS REFERENCED HEREIN.

                  (b)  This   Agreement   may  be  executed  in  any  number  of
counterparts, each of which shall for all purposes be deemed to be an original and all of which shall together constitute but one and the same instrument.


                   [Signatures Commence On The Following Page]




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





                  IN WITNESS WHEREOF, the Company and the Initial Purchaser have caused this Side Letter Agreement to be executed by their duly authorized respective officers as of the date first set forth above.


                                             COMMERCIAL ASSETS, INC.,
                                             a Maryland corporation,



                                             By:      /s/Kevin Nystrom
                                                      -------------------------
                                                      Name: Kevin Nystrom
                                                      Title: Sr. VP & CFO

                                             PAINEWEBBER INCORPORATED,
                                             a Delaware corporation,



                                             By:      /s/Steven J. Plust
                                                      -------------------------
                                                      Name: Steven J. Plust
                                                      Title: Managing Director

                                      S-2
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                                   Schedule I


                                      Notes


  Class              Par Amount             Rate               CUSIP
  -----              ----------             ----               -----

  Class A           $24,224,526               *                 N/A

  Class B           $14,000,000               *                 N/A

  Class C           $0                        *                 N/A

  Class D           $7,750,000                *                 N/A






*  Weighted Average Note Rate



                                      I-1